Exhibit 10.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

SHARE TRANSFER AGREEMENT

AND

RESTRICTIVE COVENANT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, SHARE TRANSFER AGREEMENT AND RESTRICTIVE COVENANT AGREEMENT (this “First Amendment”), dated as of June 2, 2016, by and among Colony Capital, Inc., a Maryland corporation, (the “Company”) and Richard B. Saltzman an individual (“Executive”). The Company and Executive are referred to herein collectively as the “Parties.”

RECITALS:

WHEREAS, NorthStar Realty Finance Corp., a Maryland corporation, the Company, NorthStar Asset Management Group, Inc., a Delaware corporation, and the other parties named therein, have entered into that certain Agreement and Plans of Merger, dated as of June 2, 2016, (the “Merger Agreement”) pursuant to which, among other things, the Company will be merged into New Polaris (as defined in the Merger Agreement) (the “Merger Transaction”), with New Polaris as the surviving corporation (the “Surviving Company”);

WHEREAS, Executive and the Company have entered into that certain Employment Agreement, dated as of December 23, 2014 (the “Employment Agreement”);

WHEREAS, Executive and the Company Group have entered into that certain Share Transfer and Liquidated Damages Agreement, dated as of December 23, 2014 (the “Share Transfer Agreement”);

WHEREAS, Executive and the Company have entered into that certain Restrictive Covenant Agreement, dated as of December 23, 2014 (the “Restrictive Covenant Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement, Share Transfer Agreement and Restrictive Covenant Agreement upon the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1. Defined Terms; References.

Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in each of the Employment Agreement, the Share Transfer Agreement and the Restrictive Covenant Agreement shall, after the closing of the Merger Transaction refer to the Employment Agreement, Share Transfer Agreement and Restrictive Covenant Agreement as amended hereby. For the avoidance of doubt, any references to “date hereof,” or “date of this Agreement,” in the Employment Agreement, Share Transfer Agreement or Restrictive Covenant Agreement, shall continue to refer to December 23, 2014.

SECTION 2. Amendments to the Agreements.

(a) Effective as of the closing of the Merger Transaction, the Employment Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double- underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the amended Employment Agreement attached as Annex I hereto (the “Amended Employment Agreement”).

(b) Effective as of the closing of the Merger Transaction, the Share Transfer Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double- underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the amended Share Transfer Agreement attached as Annex II hereto (the “Amended Share Transfer Agreement”).

(c) Effective as of the closing of the Merger Transaction, the Restrictive Covenant Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double- underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the amended Restrictive Covenant Agreement attached as Annex III hereto (the “Amended Restrictive Covenant Agreement”).

SECTION 3. Conditions to Effectiveness.

(a) The effectiveness of each of the Amended Employment Agreement, Amended Share Transfer Agreement and the Amended Restrictive Covenant Agreement is subject to and conditioned upon the closing of the Merger Transaction. Each of the Amended Employment Agreement, Amended Share Transfer Agreement and the Amended Restrictive Covenant Agreement shall become effective immediately as of the closing of the Merger Transaction.

SECTION 4. Effect of the Merger. Effective as of the closing of the Merger Transaction, the Surviving Company shall assume all of the rights and obligations of the Company under the Amended Employment Agreement, and Executive shall become Executive Chairman of the Surviving Company.

SECTION 5. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of California applicable to agreements entered into and to be performed entirely within such state.

SECTION 6. Counterparts. This First Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart of this First Amendment.

SECTION 7. Miscellaneous. The provisions of this First Amendment are deemed incorporated as of the closing of the Merger Transaction into the Employment Agreement, Share Transfer Agreement and Restrictive Covenant Agreement, as applicable, as if fully set forth therein.

[Remainder of Page Intentionally Left Blank.]

2

IN WITNESS WHEREOF, the Patties have caused this First Amendment to be duly executed as of the date first above written.

THE COMPANY:

Colony Capital, Inc.

By:	/s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Chief Operating Officer

Signature Page to Saltzman First Amendment to Saltzman

Employment Agreement, Share Transfer Agreement and Restrictive Covenant Agreement

EXECUTIVE:

/s/ Richard B. Saltzman
Richard B. Saltzman

Signature Page to Saltzman First Amendment to

Employment Agreement, Share Transfer Agreement and Restrictive Covenant Agreement

ANNEX I

AMENDED EMPLOYMENT AGREEMENT

[See Attached]

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 23, 2014, is made by and between Colony Financial, Inc., a Maryland corporation (“CFI”), and Richard B. Saltzman (the “Executive”). CFI, together with its subsidiaries is hereinafter referred to as “the Company,” and where the context permits, references to “the Company” shall include the Company and any successor to the Company.

WHEREAS, certain businesses of the Company are currently externally managed and advised by a subsidiary of Colony Capital, LLC (“CC”) pursuant to the terms of a management agreement;

WHEREAS, CFI, CC, Colony Capital Holdings, LLC, a Delaware limited liability company (“CC Holdings”), Colony Capital OP Subsidiary, LLC, a Delaware limited liability company (“NewCo”), CCH Management Partners I, LLC (“CCH”), FHB Holding LLC, a Delaware limited liability company, Richard B. Saltzman and CFI RE Masterco LLC, a Delaware limited liability company (the “OP”) have entered into that certain Contribution and Implementation Agreement, dated as of December 23, 2014 (the “Contribution Agreement”), pursuant to which, among other things, CC Holdings, CC and CCH will contribute to the OP and the OP will acquire from CC Holdings, CC and CCH the membership interests in NewCo held by CC Holdings, CC and CCH (which constitute all of the membership interests of NewCo) (along with the other transactions contemplated thereby, the “Contribution”) and the management of the Company will be internalized; ~~and~~

WHEREAS, CFI desires to enter into this Agreement with the Executive, effective as of the closing of the Contribution (the date on which such closing occurs, the “Effective Date”), pursuant to which the Executive will become employed by CFI Operating Company, LLC or one of its subsidiaries (as applicable, the “Operating Entity”) and will continue to serve as the Chief Executive Officer and President of CFI~~.~~; and

WHEREAS, NorthStar Realty Finance Corp., a Maryland corporation, CFI, NorthStar Asset Management Group, Inc., a Delaware corporation, and the other parties named therein, have entered into that certain Agreement and Plans of Merger, dated as of June 2, 2016, (the “Merger Agreement”) pursuant to which, among other things, CFI will be merged into New Polaris (as defined in the Merger Agreement) (the “Merger Transaction”), with New Polaris as the surviving corporation (the “Surviving Company”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT TERM. The Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, that on the fifth anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for an additional one-year period (each a “Renewal Term”) unless, not later than 180 days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable, either party provides written notice to the other party hereto that such extension shall not take effect (a “Non-Renewal Notice”). The period during which the Executive is employed by the Company during the Initial Term and any Renewal Term pursuant to this Agreement is referred to herein as the “Employment Term”. Notwithstanding anything set forth in this Section 1 to the contrary, the Employment Term and the Executive’s employment shall earlier terminate immediately upon the termination of the Executive’s employment pursuant to Section 4 hereof.

2. POSITION; REPORTING AND DUTIES; LOCATION.

(a) Position and Reporting. During the Employment Term, the Executive shall serve as the Chief Executive Officer and President of CFI. The Executive shall report directly to the Executive Chairman of the Company, and, from and after the date of the closing of the Merger Transaction, the Executive Chairman and the Executive Vice Chairman of the Company, during the Employment Term unless otherwise determined by the Board of Directors of CFI (the “Board”).

(b) Duties and Responsibilities.

(i) During the Employment Term, the Executive shall devote substantially all of his full business time and attention to the performance of his duties hereunder, shall faithfully serve the Company and shall have no other employment which is undisclosed to the Company or which conflicts with his duties under this Agreement; provided, that, nothing contained herein shall prohibit the Executive from (A) participating in trade associations or industry organizations, (B) engaging in charitable, civic, educational or political activities, (C) delivering lectures or fulfilling speaking engagements, (D) engaging in personal investment activities and personal real estate-related activities for himself and his family or (E) accepting directorships or similar positions (together, the “Personal Activities”), in each case so long as the Personal Activities do not unreasonably interfere, individually or in the aggregate, with the performance of the Executive’s duties to the Company under this Agreement. The Company hereby acknowledges and approves the current activities of the Executive as set forth on Schedule 1 hereto, each of which shall be deemed a Personal Activity. Notwithstanding the foregoing, to the extent that the Personal Activities include the Executive providing services to any for-profit company (excluding CC and CFI, and any subsidiaries or portfolio companies thereof) as a member of such company’s board of directors, only two such directorships shall be permitted as a Personal Activity.

(ii) In serving in his capacity as the Chief Executive Officer and President of CFI during the Employment Term, the Executive shall (A) perform such duties and provide such services as are reasonably consistent with those provided by the Executive to CFI in his role as its Chief Executive Officer and President prior to the Effective Date and (B) provide such other duties as are consistent with his role as Chief Executive Officer and President of CFI, as reasonably requested from time to time by the Board or the Executive Chairman.

(iii) The parties acknowledge and agree that all of the compensation and benefits provided to the Executive hereunder will be in respect of services performed by the Executive for the Operating Entity.

(c) Location of Employment. The Executive’s principal place of business during the Employment Term shall be at the Company’s office in New York City; provided, that, the Executive may perform his duties in such other locations in his reasonable discretion so long as he performs such duties in a manner consistent with his position and responsibilities and takes into consideration the needs of the Company; provided further, that the Executive may be required to engage in travel during the Employment Term in the performance of his duties hereunder including at the Board’s reasonable request. In the event such travel results in the Executive having to perform a significant portion of his duties at a Company location other than his principal place of business for a significant period of time, and Executive determines to relocate his principal place of residence to a city in proximity to such other Company location, on a permanent or temporary basis, the Company shall pay for all relocation and return expenses on a tax-grossed up basis, with such payments subject to approval, not to be unreasonably withheld, by the Board or a committee of directors delegated by the Board.

3. COMPENSATION AND BENEFITS.

(a) Base Salary. During the Employment Term, the Company will pay to the Executive a base salary at the annualized rate of not less than $800,000 (the base salary in effect from time to time, the “Base Salary”). The Base Salary will be paid to the Executive in accordance with the Company’s customary compensation practices from time to time in effect for the Company’s senior executive officers. The Board (or a committee of directors delegated by the Board) will review the Base Salary from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Base Salary without the Executive’s prior written consent and agreement.

(b) Annual Cash Bonus.

(i) For each calendar year during the Employment Term beginning with the calendar year in which the Effective Date occurs, the Executive shall be given an opportunity to earn an annual incentive cash bonus based on an evaluation by the Board (or a committee of directors delegated by the Board) of the Executive’s performance in respect of the applicable calendar year; provided, that, the Board or such committee may determine prior to the beginning of any such calendar year to instead condition the payment of all or a portion of the cash bonus with respect to the applicable calendar year upon the achievement of performance measures determined by the Board or such committee in consultation with the Executive (as applicable, the “Annual Bonus”). The Executive’s target Annual Bonus for each calendar year during the Employment Term (including the calendar year in which the Effective Date occurs) shall be no less than $2,400,000 (such amount, as increased from time to time, the “Target Bonus Amount”). If the Board (or a committee of directors delegated by the Board), establishes reasonable performance measures as provided for above, the actual Annual Bonus amount paid to the Executive in respect of any calendar year during the Employment Term shall be based on the achievement of the applicable performance measures and may be less or more than the applicable Target Bonus Amount. The Board (or a committee of directors delegated by the Board) will review the Target Bonus Amount from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Target Bonus Amount without the Executive’s prior written consent and agreement. The Executive’s Annual Bonus for the calendar year in which the Effective Date occurs shall not be pro-rated.

(ii) Any Annual Bonus payment that becomes payable to the Executive hereunder will be paid to him in a cash lump sum by no later than March 15 of the calendar year following the calendar year to which it relates (and no later than the date on which bonuses are paid to other senior executive officers of CFI); provided, that, except as otherwise set forth in this Agreement, the Executive is an active employee as of, and has not given or received notice of termination of employment as of, the date such payment would otherwise be made.

(c) Equity Incentives and Related Awards.

(i) For each calendar year during the Employment Term beginning with the calendar year in which the Effective Date occurs, the Executive shall be eligible to receive equity and equity-based incentive awards (“LTIP Awards”), with an annual target LTIP Award opportunity equal to 350% of Base Salary (the target amount in effect from time to time, the “Target LTIP Award”). The target LTIP Award for any calendar year and any applicable performance measures will be determined by the Board (or a committee of directors delegated by the Board) in consultation with the Executive. The Board (or a committee of directors delegated by the Board) will review the Target LTIP Award from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Target LTIP Award without the Executive’s prior written consent and agreement.

(ii) The Executive shall (x) continue to receive allocations in respect of carried interests, incentive fees and other such remuneration in respect of funds and similar vehicles, as applicable, managed by the Company that were granted to the Executive prior to the Effective Date and (y) be eligible to be granted new allocations in respect of carried interests, incentive fees and other such remuneration in respect of funds and similar vehicles, as applicable, managed by the Company (collectively, (“Fund Incentives”). Allocations of all Fund Incentives provided to executive officers and other employees of the Company shall be made as determined by the Board of Directors (or a committee of the directors delegated by the Board) in consultation with the Executive.

(iii) The terms and conditions (including with respect to vesting) of any LTIP Awards and Fund Incentives shall be no less favorable than the terms and conditions of any LTIP Awards and Fund Incentives, as applicable, granted to the executive officers of the Company during the same calendar year.

(d) Retirement, Welfare and Fringe Benefits. During the Employment Term, the Executive shall be eligible to participate in the retirement savings, medical, disability, life insurance, perquisite and other welfare and fringe benefit plans applicable to senior executive officers of CFI generally in accordance with the terms of such plans as are in effect from time to time. The foregoing shall not be construed to limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs in accordance with their terms or to cease providing such benefit plans, policies or programs at any time and from time to time; provided, that subject to the last sentence of this Section 3(d), the terms and conditions imposed on Executive’s participation in such plans, policies or programs and any adverse amendments, terminations and modifications are at least as favorable to Executive as those applicable to the other senior executives. In addition, the Executive shall continue to receive the other fringe benefits and perquisites provided to the Executive by CC and its affiliates immediately prior to the Effective Date.

(e) Paid Time Off. During the Employment Term, the Executive shall be eligible to participate in the paid time off policies generally applicable to CFI’s senior executives as are in effect from time to time.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses that the Executive incurs in connection with his employment during the Employment Term or his employment by CC during the 90-day period prior to the Effective Date upon presentation of expense statements or vouchers and such other information as the Company may require in accordance with the generally applicable policies and procedures of the Company applicable to CFI’s senior executive officers as are in effect from time to time. No expense payment or reimbursement under this Section 3(f) shall be “grossed up” or increased to take into account any tax liability incurred by the Executive as a result of such payment or reimbursement.

(g) Insurance; Indemnification. The Executive shall be covered by such comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance as the Company shall have established and maintained in respect of its directors and officers generally at its expense, and the Company shall cause such insurance policies to be maintained in a manner reasonably acceptable to the Executive, both during and in accordance with the provisions of Section 4(a)(i)(D) below, after Executive’s employment with the Company. The Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of CFI and to the maximum extent permitted under applicable law pursuant to an indemnification agreement (the “Indemnification Agreement”).

(h) Attorneys’ Fees. The Company shall promptly pay or reimburse the Executive for reasonable attorneys’ fees incurred by the Executive in connection with the review, negotiation, drafting and execution of this Agreement, the Restrictive Covenants Agreement, the Share Transfer and Liquidated Damages Agreement and any related arrangements, in an aggregate amount not to exceed $50,000, subject to the Executive providing the Company with reasonable documentation of such fees within thirty (30) days following the Effective Date. The Company shall reimburse the Executive for such fees’ within ten (10) business days following Executive’s submission to the Company of the documentation evidencing the fees.~~.~~

4. TERMINATION OF EMPLOYMENT.

(a) General Provisions.

(i) Upon any termination of Executive’s employment with the Company, the Executive shall be entitled to receive the following: (A) any accrued but unpaid Base Salary and vacation (determined in accordance with Company policy) through the date of termination (paid in cash within thirty (30) days (or such shorter period required by applicable law) following the date of termination); (B) reimbursement for expenses and fees incurred by the Executive prior to the date of termination in accordance with Sections 3(f) and 3(h); (C) vested and accrued benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of termination (including continued access to health insurance coverage for the Executive and his dependents during the Executive’s lifetime to be paid for in full by the Executive (including any taxes for which the Executive or the Company may incur solely as a result of the Company providing such access)); and (D) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company (including continuing “tail” indemnification and directors and officers liability insurance for actions and inactions occurring while the Executive provided services for CFI and its affiliates and continued coverage for any actions or inactions by the Executive while providing cooperation under this Agreement), including any such plan, program, agreement or arrangement relating to equity or equity-based awards (the amounts and benefits described in clauses (A) through (D) above, collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable.

(ii) During any notice period required under this Section 4, (A) the Executive shall remain employed by the Company and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the Company may direct the Executive not to report to work, and (C) the Executive shall only undertake such actions on behalf of the Company, consistent with his position, as expressly directed by the Company.

(b) Termination for Cause or by the Executive without Good Reason.

(i) The Employment Term and the Executive’s employment hereunder may be terminated at any time either (A) by the Company for “Cause” (as defined and determined below), effective as set forth in Section 4(b)(iii), or (B) by the Executive without Good Reason, effective 30 days following the date on which notice of such termination is given by the Executive to the Company.

(ii) If the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall only be entitled to receive the Accrued Benefits.

(iii) For purposes of this Agreement, a termination for “Cause” shall mean a termination of the Executive’s employment with the Company because of (A) the Executive’s conviction of, or plea of no contest to, any felony under the laws of the United States or any state within the United States (other than a traffic-related felony) which termination shall become effective immediately as of the date the Board determines to terminate the Agreement, which action must be taken on or after the date of such conviction or plea or within 60 days thereafter; (B) the Executive’s willful and gross misconduct in connection with the performance of his duties to the Company (other than by reason of his incapacity or disability), it being expressly understood that the Company’s dissatisfaction with the Executive’s performance shall not constitute Cause; or (C) a continuous, willful and material breach by the Executive of this Agreement after written notice of such breach has been provided to the Executive by the Board, provided, that, in no event shall any action or omission in subsections (B) or (C) constitute “Cause” unless (1) the Company gives notice to the Executive stating that the Executive will be terminated for Cause, specifying the particulars thereof in reasonable detail and the effective date of such termination (which shall be no less than ten (10) business days following the date on which such written notice is received by the Executive) (the “Cause Termination Notice”), (2) the Company provides the

Executive and his counsel with an opportunity to appear before the Board to rebut or dispute the alleged reason for termination on a specified date that is at least three business days following the date on which the Cause Termination Notice is given, but prior to the stated termination date described in clause (1), (3) a majority of the Board (calculated without regard to the Executive) determines that the Executive has failed to materially cure or cease such misconduct or breach within ten (10) business days after the Cause Termination Notice is given to him and (4) in the case of subsections (B) and (C) above, the Company has suffered, or is reasonably expected to suffer, material economic or reputational harm. For purposes of the foregoing sentence, no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, and any act or omission by the Executive pursuant to the authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.

(c) Termination by the Company without Cause or by the Executive for Good Reason.

(i) The Employment Term and the Executive’s employment hereunder may be terminated (A) by the Company at any time without Cause, effective four (4) business days following the date on which written notice to such effect is delivered to the Executive, or (B) by the Executive for “Good Reason” (as defined and determined below), effective as set forth in Section 4(c)(iii).

(ii) If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive (A) the Accrued Benefits and (B) upon the Executive’s execution of a separation agreement containing a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”), and the expiration of the applicable revocation period with respect to such Release within 60 days following the date of termination (the date on which the Release becomes effective, the “Release Effective Date”):

(A) A lump sum cash payment equal to the product of (i) three and (ii) the sum of (1) the Base Salary in effect immediately prior to the date of termination (without regard to any reduction that gives rise to Good Reason) and (2) (x) if such termination occurs on or after the date on which the Annual Bonus, if any, is paid to the Executive in respect of the second calendar year following the calendar year in which the Effective Date occurs (the “Third Annual Bonus”), the average Annual Bonus paid in respect of each of the three calendar years prior to the date of termination or (y) if such termination occurs prior to the date on which the Third Annual Bonus, if any, is paid, the Target Bonus Amount in effect immediately prior to the date of termination (without regard to any reduction that gives rise to Good Reason), payable on the first regularly scheduled payroll date of the Company following the Release Effective Date and in no event later than the 60th day following the date of termination (the actual date of payment, the “Severance Payment Date”); provided, that, if the 60 day period referenced in Section 4(c)(ii) begins in one calendar year and ends in a subsequent calendar year, the Severance Payment Date will in all events occur in the second calendar year;

(B) A lump sum cash payment equal to the Annual Bonus, if any, that the Executive would have received in respect of the calendar year prior to the calendar year in which the termination occurs had the Executive remained an active employee of the Company, based on the achievement of the applicable performance measures, to the extent unpaid as of the termination date, payable on the date such amount would have been paid had the Executive continued in employment (the “Unpaid Bonus”);

(C) A lump-sum payment equal to the product of (1) the Target Annual Bonus in effect for the calendar year in which the termination occurs, and (2) a fraction, the numerator of which shall equal the number of days during the year in which the termination date occurs that the Executive was employed by the Company and the denominator of which shall equal 365, payable on the Severance Payment Date (the “Pro-Rated Bonus”);

(D) Continuation of the Company’s contributions necessary to maintain the Executive’s coverage for the 24 calendar months immediately following the end of the calendar month in which the termination date occurs under the medical, dental and vision programs in which the Executive participated immediately prior to his termination of employment (and such coverage shall include the Executive’s eligible dependents); provided, that, if the Company determines in good faith that such contributions would cause adverse tax consequences to the Company or the Executive under applicable law, the Company shall instead provide the Executive with monthly cash payments during such 24-month period in an amount that, after reduction for applicable taxes (assuming the Executive pays taxes at the highest marginal rates in the applicable jurisdictions), is equal to the amount of the Company’s monthly contributions referenced above. The applicable period of health benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall begin on the expiration of such 24-month period;

(E) Full vesting as of the date of termination of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date of such termination; and

(iii) For purposes of this Agreement, “Good Reason” shall mean any action by the Company, in each case without the Executive’s prior written consent, that (A) results in a material diminution in the Executive’s duties, authority or responsibilities or a diminution in the Executive’s title or position; provided that failing to maintain Executive on the Board shall constitute Good Reason; (B) requires the Executive to report to any person other than the Executive Chairman or the Board (or any sub-committee thereof); (C) reduces the Base Salary, Target Annual Bonus or Target LTIP Award then in effect; (D) relocates the Executive’s principal place of employment to a location more than 25 miles from the location in effect immediately prior to such relocation; or (E) constitutes a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company; provided, that, in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Executive gives notice to the Company of the existence of the Executive’s knowledge of the condition giving rise to Good Reason within 90 days following its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Executive terminates his employment with the Company within 30 days following the expiration of such cure period.

(d) Termination Due to Death or Disability.

(i) The Employment Term and the Executive’s employment hereunder (A) may be terminated by the Company as a result of the Executive’s “Disability” (as defined and determined below) and (B) shall terminate immediately as a result of the Executive’s death.

(ii) If the Executive’s employment is terminated by the Company as a result of the Executive’s Disability or terminates as a result of the Executive’s death, the Company shall provide the Executive (or his estate) with: (A) the Accrued Benefits, (B) the Unpaid Bonus, (C) a lump-sum payment equal to the Pro-Rated Bonus with respect to the calendar year in which the termination occurs and (D) full vesting as of the date of termination of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date of such termination.

(iii) For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity that substantially prevents the Executive from performing his duties hereunder and that has continued for at least 180 consecutive days. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a qualified, independent physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company. All fees and expenses of any such physician shall be borne solely by the Company.

(e) Non-Renewal of Agreement.

(i) If the Company gives a Non-Renewal Notice to the Executive, the Employment Term and the Executive’s employment hereunder shall terminate as of the expiration of the Initial Term or then-current Renewal Term, as applicable, and the Company shall provide the Executive with all of the payments and benefits set forth in Section 4(c) hereof, subject to his execution and non-revocation of the Release by the Release Effective Date.

(ii) If the Executive gives a Non-Renewal Notice to the Company, the Employment Term and the Executive’s employment hereunder shall terminate as of the expiration of the Initial Term or then-current Renewal Term, as applicable, and the Company shall provide the Executive with (w) the Accrued Benefits, (x) any Unpaid Bonus in respect of the calendar year prior to the calendar year in which the termination occurs, (y) a Pro-Rated Bonus in respect of the calendar year in which the termination occurs and (z) in the event that such Notice of Non-Renewal is given by the Executive upon his retirement from the Company on or after his attainment of age 65, full vesting as of the date of termination of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date of such termination.

(f) Return of Property. Upon any termination of the Executive’s employment hereunder, the Executive shall as soon as practicable following such termination deliver or cause to be delivered to the Company the tangible property owned by the Company, which is in the possession or control of the Executive. Notwithstanding the foregoing, the Executive shall be permitted to retain his calendar and his contacts and investor lists, all compensation-related plans and agreements, any documents reasonably needed for personal tax purposes and his personal notes, journals, diaries and correspondence (including personal emails). In addition, the Executive shall be able to retain his mobile phone(s) and personal computer(s) and his cell phone number(s).

(g) Resignation as Officer or Director. Unless requested otherwise by the Company, upon any termination of the Executive’s employment hereunder the Executive shall resign each position (if any) that the Executive then holds as an officer or director of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(h) No Set-Off or Mitigation. The Company’s obligations to make payments under this Agreement shall not be affected by any set-off, counterclaim, recoupment or other claim the Company or any of its affiliates may have against the Executive. The Executive does not need to seek other employment or take any other action to mitigate any amounts owed to the Executive under this Agreement, and those amounts shall not be reduced if the Executive does obtain other employment.

5. RESTRICTIVE COVENANTS. The Executive is entering into the Restrictive Covenant Agreement, substantially in the form attached as Exhibit B hereto (the “Restrictive Covenant Agreement”), as of the date hereof. The Restrictive Covenant Agreement shall become effective as of the Effective Date and shall continue in effect at all applicable times following the Effective Date in accordance with the terms and conditions thereof.

6. SECTION 280G.

(a) Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an independent, nationally recognized, accounting firm which shall be designated by the Company with the Executive’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by the Executive from the Company or any of its affiliates or from any person who effectuates a change in control or effective control of the Company or any of such person’s affiliates (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then the Accounting Firm shall determine if the payments or benefits to be received by the Executive that are subject to Section 280G of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which the Executive would be subject in respect of such unreduced Total Payments). For purposes of this Section 6(a), the above tax amounts shall be determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive shall retain all of the Total Payments.

(b) Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 6(a), the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

(c) Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 6 (and shall cooperate to the extent necessary for any of the determinations in this Section 6(c) to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the

Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 6 shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the later of the Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.

(d) Additional Payments. If the Executive receives reduced payments and benefits by reason of this Section 6 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.

7. ASSIGNMENT; ASSUMPTION OF AGREEMENT. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process. This Agreement may not be assigned by CFI and CFI will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. MISCELLANEOUS PROVISIONS.

(a) No Breach of Obligation to Others. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby and thereby will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely within such state.

(c) Entire Agreement. This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment with the Company, and it cancels and replaces any and all prior understandings, agreements and term sheets between the Executive and CFI and any of its subsidiaries or affiliates; provided, that, this Agreement shall not alter, amend or supersede (i) any Fund Incentives issued to Executive by CC in connection with his prior employment, (ii) any interest the Executive or any of his affiliates may have in any general partner of any fund or related entity managed by the Company, (iii) any rights the Executive may have under the Contribution Agreements, (iv) the Ancillary Documents (as defined in the

Contribution Agreement), (v) the Indemnification Agreement referenced in Section 3(g) of this Agreement to which the Executive or any of his affiliates is a party or beneficiary and (vi) any equity grant made by CFI to the Executive prior to the Effective Date. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

(d) Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Company:	Colony Financial, Inc.
2450 Broadway, 6th Floor
Santa Monica, CA 90404
Attention: General Counsel

If to the Executive:	to the last address of the Executive
in the Company’s records specifically identified for
notices under this Agreement

With a copy to:	Andrew J. Bernstein, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Fascimile: (212) 983-3115

or to such other address as is provided by a party to the other from time to time.

(e) Survival. The representations, warranties and covenants of the Executive contained in this Agreement will survive any termination of the Executive’s employment with the Company.

(f) Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and CFI. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the transactions contemplated herein shall terminate automatically without any further action by any party upon the termination of the Contribution Agreement

(g) Further Assurances. The parties hereto will from time to time after the date hereof execute, acknowledge where appropriate and deliver such further instruments and take such other actions as any other party may reasonably request in order to carry out the intent and purposes of this Agreement.

(h) Severability. If any term of provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) to the extent permitted by applicable law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(i) Arbitration. Except as otherwise set forth in the Restrictive Covenant Agreement, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:

(i) The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict or choice of law rules;

(ii) The California Arbitration Act shall govern the arbitration, the agreement to arbitrate, and any proceedings to enforce, confirm, modify or vacate the award;

(iii) The arbitrators shall apply California law;

(iv) Any petition or motion to modify or vacate the award shall be filed in a Superior Court in California (the “Court”);

(iv) The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;

(v) Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and

(vi) The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators; provided, that, the arbitrator shall have the same authority to award reasonable attorneys’ fees to the prevailing party in any arbitration as part of the arbitrator’s award as would be the case had the dispute or controversy been argued before a court with competent jurisdiction.

(j) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. CFI makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 8(j), Section 409A of the Code shall include all regulations and guidance promulgated thereunder.

(k) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(l) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(m) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

(n) Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

(o) Cooperation. For a period of 12 months following the termination of the Executive’s employment with the Company for any reason, the Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during the Executive’s employment hereunder of which the Executive has knowledge. The Company shall reimburse the Executive for the Executive’s reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies (and consistent with the Executive’s travel practices during the Executive’s employment with the Company) and subject to the delivery of reasonable support for such expenses. Any such requests for cooperation shall be subject to the Executive’s business and personal schedule and the Executive shall not be required to cooperate against his own legal interests or the legal interests of his employer or partners or business ventures. In the event the Executive reasonably determines that he needs separate legal counsel in connection with his cooperation, the Company shall reimburse the Executive for the reasonable costs of such counsel as soon as practicable (and in any event within thirty (30) days) following its receipt of an invoice for such costs. In the event the Executive is required to cooperate for more than eight (8) hours in any 12-month period, the Executive shall be paid an hourly consulting fee in an amount mutually agreed between the Company and Executive at the time.

(p) Effectiveness. This Agreement and the transactions contemplated herein shall be conditioned upon the closing of the transactions contemplated by the Contribution Agreement. In the event that the Contribution Agreement terminates prior to the closing of the transactions contemplated thereby, this Agreement shall terminate automatically without any further action by any party and shall be void ab initio.

(q) Definition of CFI. “CFI” means, for purposes of this Agreement, (i) from the Effective Date through the day prior to the closing of the Merger Transaction, Colony Capital, Inc., and (ii) from and after the date of the closing of the Merger Transaction, the Surviving Company and its successors and assigns.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLONY FINANCIAL, INC.

By:
Name:
Title:

EXECUTIVE

Richard B. Saltzman

[Signature Page to Saltzman Employment Agreement]

Schedule 1

Current Activities

Exhibit A

Form of Release

Richard B. Saltzman (“Executive”), a former employee of Colony Financial, Inc. (“CFI” and together with its subsidiaries, the “Employer”), hereby enters into and agrees to be bound by this General Waiver and Release of Claims (the “Release”). Executive acknowledges that he is required to execute this Release in order to be eligible for certain post-termination benefits (the “Post-Termination Benefits”) as set forth in Section [4(c)(ii)] / [4(e)(i)] of his Employment Agreement with CFI, dated December 23, 2014 (the “Employment Agreement”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.

1. SEPARATION DATE. Executive acknowledges and agrees that his separation from Employer was effective as of             , 20XX ( the “Separation Date”).

2. WAGES FULLY PAID. Executive acknowledges and agrees that he has received payment in full for all salary and other wages, including without limitation any accrued, unused vacation or other similar benefits earned through the Separation Date.

3. EXECUTIVE’S GENERAL RELEASE OF CLAIMS.

(a) Waiver and Release. Pursuant to Section [4(c)(ii)/4(e)(i)] of the Employment Agreement, and in consideration of the Post-Termination Benefits to be provided to Executive as outlined in the Employment Agreement and this Release as set forth herein, Executive, on behalf of himself and his heirs, executors, administrators and assigns, forever waives, releases and discharges Employer, its officers, directors, owners, shareholders and agents (collectively referred to herein as, the “Employer Group”), and each of its and their respective officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (together with the Employer Group, the “Employer Released Parties”), from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, that Executive has ever had or might have against the Employer Released Parties that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of Title 42 of the United States Code, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, and/or any other federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Executive acknowledges that if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, this Release bars Executive from receiving, and Executive hereby waives any right to, any monetary or other individual relief related to such a charge or complaint. This Release, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) claims with respect to the breach of any covenant (including any payments under the Employment Agreement) to be performed by Employer after the date of this Release, (iii) any rights to indemnification or contribution or directors & officers liability insurance under the Employment Agreement, Indemnification Agreement, any operative documents of the Company or any applicable law, (iv) any claims as a holder of Company equity awards under the Company’s equity incentive plans or as a holder of Fund Incentives, and (v) any claims for vested benefits under any employee benefit plan (excluding any severance plan and including claims under the Consolidated Omnibus Budget ~~Reconcilliation~~Reconciliation Act of 1985) or any claims that may arise after the date Executive signs the Release.

(b) Waiver of Unknown Claims; Section 1542. Executive intends to fully waive and release all claims against Employer; therefore, he expressly understands and hereby agrees that this Release is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages that he does not now know about or anticipate, but that might later develop or be discovered, including the effects and consequences of those injuries, losses or damages. Executive expressly waives the benefits of and right to relief under California Civil Code Section 1542 (“Section 1542”), or any similar statute or comparable common law doctrine in any jurisdiction. Section 1542 provides:

Section 1542. (General Release-Claims Extinguished) A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive understands and acknowledges the significance and consequences of this specific waiver of Section 1542 and, having had the opportunity to consult with legal counsel, hereby knowingly and voluntarily waives and relinquishes any rights and/or benefits which he may have thereunder. Without limiting the generality of the foregoing, Executive acknowledges that by accepting the benefits and payments offered in exchange for this Release, he assumes and waives the risks that the facts and the law may be other than he believes and that, after signing this Release, he may discover losses or claims that are released under this Release, but that are presently unknown to him, and he understands and agrees that this Release shall apply to any such losses or claims.

(c) Acknowledgement of ADEA Waiver. Without in any way limiting the scope of the foregoing general release of claims, Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that such waiver and release is knowing and voluntary. This waiver and release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by Executive. Executive acknowledges that: (i) the consideration given for this Release is in addition to anything of value to which Executive otherwise would be entitled to receive; (ii) he has been advised in writing to consult with an attorney of his choice prior to signing this Release; (iii) he has been provided a full and ample opportunity to review this Release, including a period of at least twenty-one (21) days within which to consider it (which will not be lengthened by any revisions or modifications); (iv) he has read and fully understands this Release and has had the opportunity to discuss it with an attorney of his choice; (v) to the extent that Executive takes less than twenty-one (21) days to consider this Release prior to execution, he acknowledges that he had sufficient time to consider this Release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (vi) Executive is aware of his right to revoke this Release at any time within the seven (7)-day period following the date on which he executes this Release. Executive further understands that he shall relinquish any right he has to Post-Termination Benefits described in the Employment Agreement if he exercises his right to revoke this Release. Notice of revocation must be made in writing and must be received by [Name, Title], no later than 5:00 p.m. Pacific Time on the seventh (7th) calendar day immediately after the day on which Executive executes this Release.

4. NO CLAIMS BY EXECUTIVE. Executive affirms and warrants that he has not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against Employer or any of the other Employer Released Parties.

5. NO ASSIGNMENT OF CLAIMS. Executive affirms and warrants that he has made no assignment of any right or interest in any claim which he may have against any of the Employer Released Parties.

6. ADVICE OF COUNSEL. Executive acknowledges: (a) that he has been advised to consult with an attorney regarding this Release; (b) that he has, in fact, consulted with an attorney regarding this Release; (c) that he has carefully read and understands all of the provisions of this Release; and (d) that he is knowingly and voluntarily executing this Release in consideration of the Post-Termination Benefits provided under the Employment Agreement.

[remainder of page intentionally left blank]

By his signature, Richard B. Saltzman hereby knowingly and voluntarily executes this Release as of the date indicated below.

Richard B. Saltzman

Dated:

[Signature Page to Saltzman Release]

Exhibit B

Form of Restrictive Covenant Agreement

[To Come]

ANNEX II

AMENDED SHARE TRANSFER AGREEMENT

[See Attached]

EXECUTION VERSION

SHARE TRANSFER ~~AND LIQUIDATED DAMAGES~~ AGREEMENT

THIS SHARE TRANSFER ~~AND LIQUIDATED DAMAGES~~ AGREEMENT (this “Agreement”), dated as of December 23, 2014, to be effective as of the Closing, is made by and among Colony Financial, Inc., a Maryland corporation (“CFI”), Colony Capital Holdings, LLC, a Delaware limited liability company (“CC Holdings”), Colony Capital, LLC, a Delaware limited liability company (“CC”), and Richard B. Saltzman (“Saltzman”). Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning set forth in the Contribution Agreement by and among CC Holdings, CFI, CC, Colony Capital OP Subsidiary LLC (“OP”), a Delaware limited liability company, FHB Holding LLC, a Delaware limited liability company, Richard B. Saltzman and CFI RE Masterco LLC, a Delaware limited liability company, dated as of the date hereof (the “Contribution Agreement”)~~.~~;

WHEREAS, the parties desire to enter into this Agreement, pursuant to which CC Holdings or one of its Subsidiaries will deliver to Saltzman shares of CFI Class A Common Stock equal to the CC Closing Share Consideration (as adjusted pursuant to Section 1(b) below, the “Closing Saltzman Shares”) and (ii) additional shares of CFI Class A Common Stock equal to (A) the aggregate number of OP Common Units delivered by OP pursuant to Section 3.5(h) of the Contribution Agreement, if any, multiplied by (B) 22.123% (the “Contingent Consideration Saltzman Shares” and together with the Closing Saltzman Shares, the “Saltzman Shares”)~~.~~; and

WHEREAS, NorthStar Realty Finance Corp., a Maryland corporation, CFI, NorthStar Asset Management Group, Inc., a Delaware corporation, and the other parties named therein, have entered into that certain Agreement and Plans of Merger, dated as of June 2, 2016, (the “Merger Agreement”) pursuant to which, among other things, CFI will be merged into New Polaris (as defined in the Merger Agreement) (the “Merger Transaction”), with New Polaris as the surviving corporation (the “Surviving Company”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DELIVERY OF THE SALTZMAN SHARES.

(a) Delivery. CC shall deliver to Saltzman the number of shares of CFI Class A Common Stock equal to (i) on or as soon as practicable following the Closing Date, the Estimated CC Closing Share Consideration received by CC pursuant to Section 3.3(a)(ii) of the Contribution Agreement and (ii) on or as soon as practicable following the release of the applicable OP Common Units from the Contingent Consideration Account to CC and the subsequent exchange of such OP Common Units into shares of CFI Class A Common Stock, the Contingent Consideration Saltzman Shares (together with any cash, property or securities received by CC in respect of such OP Common Units pursuant to Section 3.5(h) of the Contribution Agreement) in each case subject to all of the terms and conditions of this Agreement (as applicable, the “Saltzman Share Delivery”).

(b) Adjustments. Promptly following the determination of the Final CC Closing Share Consideration on the Final Closing Statement in accordance with Section 3.4(f) of the Contribution Agreement, if (i) the Final CC Closing Share Consideration as shown on the Final Closing Statement is greater than the Estimated CC Closing Share Consideration shown on the Estimated Closing Statement, then CC shall deliver to Saltzman the number of additional shares of CFI Class A Common Stock equal to such excess amount, or (ii) the Estimated CC Closing Share Consideration as shown on the Estimated Closing Statement is greater than the Final CC Closing Share Consideration shown on the Final Closing Statement, then Saltzman shall transfer to CC such number of shares of CFI Class A Common Stock equal to such excess. Saltzman or CC, as applicable, shall satisfy such obligation within, in the case of Saltzman, three Business Days of demand by CC, or in the case of CC, three Business Days of receipt of such additional shares of CFI Class A Common Stock pursuant to Section 3.4(f) of the Contribution Agreement. Any agreement or arrangement by CC in connection with Section 3.4 of the Contribution Agreement shall be binding on Saltzman without any right of objection or modification.

(c) Certain Tax Matters.

(i) Each Saltzman Share Delivery shall constitute the payment of a bonus to Saltzman and shall be characterized as a “guaranteed payment” within the meaning of Section 707(c) of the Code.

(ii) The parties acknowledge and agree that no withholding Taxes shall apply in respect of a Saltzman Share Delivery, and that the obligation to make the payment of any Taxes to the applicable Authorities that apply to such Saltzman Share Delivery shall be solely the obligation of Saltzman.

(iii) Saltzman, at his election, may request that CC Holdings or CC (x) sell or withhold such number of Saltzman Shares that would otherwise be delivered to Saltzman in respect of the applicable Saltzman Share Delivery as is determined mutually by the parties to be sufficient to realize an amount of cash on an after-tax basis equal to the estimated Taxes that apply to such Saltzman Shares (the “Tax Sale”), (y) timely remit the cash received by CC in respect of the Tax Sale on Saltzman’s behalf to the applicable Authorities and (z) deliver to Saltzman only the net number of such Saltzman Shares remaining after the Tax Sale.

2. TERMS AND CONDITIONS OF THE SALTZMAN SHARES.

(a) Fully Vested. The Saltzman Shares shall be fully vested as of the date of the applicable Saltzman Share Delivery.

(b) Rights as Shareholder. Except as otherwise set forth in this Agreement in respect of the “Transfer Restrictions” ~~and the “Liquidated Damages Payment” (each~~(as defined below), Saltzman shall have all the rights of a shareholder with respect to the Saltzman Shares, including the right to vote the Saltzman Shares and to receive any dividends or other distributions paid to or made with respect to the Saltzman Shares.

(c) Legend on Certificates. Any certificates evidencing the “Restricted Saltzman Shares” (as defined below) shall bear such legends reflecting the Transfer Restrictions as CFI may determine in its sole discretion to be necessary or appropriate; provided that in no event shall any such legend be included on any Saltzman Shares once such Saltzman Shares cease to be Restricted Saltzman Shares.

3. RESTRICTIONS ON TRANSFER OF THE SALTZMAN SHARES.

(a) Temporary Transfer Restrictions. Except as otherwise expressly permitted by this Agreement, Saltzman shall not offer, pledge, encumber, hypothecate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly (each, a “Transfer”) any of the Saltzman Shares (the “Transfer Restrictions”). The Saltzman Shares subject to the Transfer Restrictions shall be referred to herein as the “Restricted Saltzman Shares” and shall no longer be Restricted Saltzman Shares from and after the applicable Restriction Lapse Date.

(b) Exceptions to Transfer Restrictions. Notwithstanding anything set forth in Section 3(a) to the contrary:

(i) On each of the first five anniversaries of the Closing Date (each a “Restriction Lapse Date”), the Transfer Restrictions relating to the number of Restricted Saltzman Shares delivered to Saltzman (after reduction for any Tax Sale) set forth below shall lapse, such that all of the Restricted Saltzman Shares shall be free of any and all Transfer Restrictions and shall no longer be Restricted Saltzman Shares as of the fifth anniversary of the Closing Date:

(A) on the first anniversary of the Closing Date, 20% of the remaining Restricted Saltzman Shares;

(B) on the second anniversary of the Closing Date, 25% of the remaining Restricted Saltzman Shares;

(C) on the third anniversary of the Closing Date, 33 1/3% of the remaining Restricted Saltzman Shares;

(D) on the fourth anniversary of the Closing Date, 50% of the remaining Restricted Saltzman Shares; and

(E) on the fifth anniversary of the Closing Date, 100% of the remaining Restricted Saltzman Shares.

In addition, the Transfer Restrictions shall be removed from all Restricted Saltzman Shares upon Saltzman’s death. No Transfer Restrictions shall be applicable to any Restricted Saltzman Shares from and after the applicable Restriction Lapse Date. For purposes of computing the remaining Restricted Saltzman Shares as of any particular date, (x) Restricted Saltzman Shares subject to Transfers described in clause (1) of Section 3(b)(ii) below shall be deemed to be remaining Restricted Saltzman Shares so long as record ownership remains with

Saltzman, and (y) Restricted Saltzman Shares subject to Transfers described in clause (3) and (7) of Section 3(b)(ii) shall be deemed to be remaining Restricted Saltzman Shares until such time (if any) they are the subject of a subsequent Transfer other than as described in clause (3) and (7) of Section 3(b)(ii).

(ii) Saltzman and any vehicle through which Saltzman then indirectly holds Restricted Saltzman Shares may effectuate any or all of the following Transfers of Restricted Saltzman Shares; provided, that, in the case of Transfers described in clauses (1) through (3), (A) the applicable transferee agrees in writing to be bound by the restrictions set forth herein and (B) the Transfer Restrictions with respect to the applicable Restricted Saltzman Shares Transferred thereby shall continue to lapse on a ratable basis on each Restriction Lapse Date as if still held by Saltzman; and provided, further, that no Restricted Saltzman Shares may be Transferred pursuant to clauses (1) through (3), or (6) through (8) of this Section 3(b)(ii) if following such Transfer, Saltzman would have beneficial ownership of a number of Saltzman Shares less than that number of Eligible Saltzman Shares that would be included in a Liquidated Damages Payment that became payable as of the date of such Transfer:

(1) the Transfer of Restricted Saltzman Shares in an aggregate amount up to that number which is equal to 50% of the total number of Saltzman Shares delivered to Saltzman as collateral for any loan; provided, that, such Transfer is a bona fide pledge of the Restricted Saltzman Shares to a Person that is not an Affiliate of the transferor;

(2) the Transfer of Restricted Saltzman Shares in an aggregate amount up to that number which is equal to 20% of the total number of Saltzman Shares issued to Saltzman as a bona fide gift or gifts;

(3) the Transfer of some or all of the Restricted Saltzman Shares to any trust, partnership, corporation or limited liability company established and held for the direct or indirect benefit of Saltzman or his family, provided that any such Transfer shall not involve a disposition for value other than equity interests in any such trust, partnership, corporation or limited liability company;

(4) the Transfer of some or all of the Restricted Saltzman Shares to CFI to satisfy any indemnification obligations of Saltzman as contemplated by this Agreement or the Contribution Agreement;

(5) the Transfer of some or all of the Restricted Saltzman Shares as required by applicable Law or order;

(6) the Transfer of some of the Restricted Saltzman Shares to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permitted under this Agreement;

(7) the Transfer of some or all of the Restricted Saltzman Shares as provided for in Section 4 below; and

(8) the Transfer of a number of Restricted Saltzman Shares as is reasonably determined by the parties in good faith to be sufficient to realize an amount of cash on an after-tax basis equal to any and all taxes that apply to such Restricted Saltzman Shares.

(c) Ownership of Restricted Saltzman Shares. Saltzman represents and warrants that, effective as of the Saltzman Share Delivery and except for any Transfers permitted by Section 3(b)(ii), he will hold the Restricted Saltzman Shares, free and clear of all liens, encumbrances, and claims created or caused by him during the period that the Transfer Restrictions apply. Without limiting the foregoing, effective as of the Saltzman Share Delivery and except for any Transfers permitted by Section 2(b)(ii), Saltzman shall maintain sole direct or indirect beneficial ownership of all Restricted Saltzman Shares, free and clear of all liens, encumbrances, and claims created or caused by Saltzman or CC, at all times during the period that the Transfer Restrictions apply to such Restricted Saltzman Shares (it being understood that “beneficial ownership” refers to ownership of all pecuniary and non-pecuniary rights, privileges, liabilities and obligations, and in particular shall not be limited to the meaning of “beneficial ownership” for purposes of Section 13(d) of the Securities Exchange Act of 1934). ~~Without limiting the foregoing, until the fifth anniversary of the Closing Date, Saltzman shall maintain sole direct or indirect beneficial ownership, free and clear of all liens, encumbrances, and claims created or caused by Saltzman or CC, of a number of Saltzman Shares equal to or greater than that number of Eligible Saltzman Shares that would be included in a Liquidated Damages Payment that became payable as of the date of determination.~~

4. ~~LIQUIDATED DAMAGES~~[RESERVED].

~~(a) If Saltzman (i) violates or fails to perform his obligations under the Non-Competition Covenant contained in Section 1(i) or 1(ii) of Exhibit A hereto, as modified by the proviso in Section 1 of Exhibit A, or (ii) otherwise violates or fails to perform his obligations under the Non-Competition Covenant in any manner that results in material economic harm to CFI and its Affiliates (taken as a whole), in each case during the “Restricted Period” (as defined in Exhibit A hereto), and fails to cure and cease such violation within 60 days (which shall be extended to 90 days in the case of a violation that is susceptible to cure and such cure is being pursued in good faith by Saltzman) after the date on which CFI gives written notice to him of such violation (a “Non-Competition Violation”, and the date of such notice of violation, the “Date of the Non-Competition Violation”), then Saltzman shall promptly remit to CFI a number of Closing Saltzman Shares (the “Liquidated Damages Payment”), as liquidated damages in respect of such violation and without respect to the damages actually incurred by CFI or its Affiliates as a result of such violation, determined as follows:~~

~~(i) If the Date of the Non-Competition Violation occurs on or prior to the first anniversary of the Closing Date, the Eligible Saltzman Shares;~~

~~(ii) If the Date of the Non-Competition Violation occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 80% of the Eligible Saltzman Shares (rounded to the nearest whole number);~~

~~(iii) If the Date of the Non-Competition Violation occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 60% of the Eligible Saltzman Shares (rounded to the nearest whole number);~~

~~(iv) If the Date of the Non-Competition Violation occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 40% of the Eligible Saltzman Shares (rounded to the nearest whole number);~~

~~(v) If the Date of the Non-Competition Violation occurs after the fourth anniversary of the Closing Date but on or prior to the fifth anniversary of the Closing Date, 20% of the Eligible Saltzman Shares (rounded to the nearest whole number); and~~

~~(vi) If the Date of the Non-Competition Violation occurs after the fifth anniversary of the Closing Date, zero Eligible Saltzman Shares.~~

~~For purposes of this Agreement, the term “Eligible Saltzman Shares” shall equal a number of shares of CFI Class A Common Stock equal to (i) a fraction, the numerator of which is (A) the Saltzman Consideration and the denominator of which is (B) the sum of the CC Consideration and the Saltzman Consideration, multiplied by (ii) $250,000,000 divided by (ii) the Reference CFI Stock Price. “CC Consideration” means (A) the number of New Units received by CC under the Contribution Agreement plus (B) the difference between (x) the number of OP Common Units received by CC pursuant to Section 3.5(h) minus (y) the Contingent Consideration Saltzman Shares (as defined in the Saltzman Share Transfer Agreement), in each case (A) and (B) multiplied by the Reference CFI Common Stock Price. “Saltzman Consideration” means the sum of (i) (A) the number of New Shares received by Saltzman under the Saltzman Share Transfer Agreement plus (B) the number of Contingent Consideration Saltzman Shares received by Saltzman under the Saltzman Share Transfer Agreement plus (C) the number of New Shares retained or sold by CC under the Saltzman Share Transfer Agreement or CFI under the Contribution Agreement, as applicable, in respect of payment of tax obligations of Saltzman plus (D) the number of New Units received by Saltzman under the Contribution Agreement, in each of case (A), (B), (C) and (D), multiplied by the Reference CFI Common Stock Price plus (ii) any amounts (if any) actually distributed to Saltzman with respect to Class C Units in CCH.~~

~~(b) Applicability. Once the Liquidated Damages Payments as provided for in Section 4(a) above have been paid in full, no further Liquidated Damages Payment shall be payable pursuant to this Agreement.~~

~~(c) Sole Remedy. The Liquidated Damages Payment provided for in Section 3(a) above, shall be CFI’s sole remedy (other than specific performance as provided for in the Restrictive Covenant Agreement by and between Saltzman and CFI, effective as of the Effective Date (the “Restrictive Covenant Agreement”)) for breach of the Non-Competition Covenant and Section 3 of the Restrictive Covenant Agreement and the entire economic obligation of Saltzman for any such breach.~~

5. INDEMNIFICATION OBLIGATIONS. In the event that CC is obligated for any Losses pursuant to Section 10 of the Contribution Agreement (or otherwise thereunder), Saltzman shall be responsible for his pro rata percentage of any such Losses (and payments) by CC thereunder. Saltzman’s pro rata percentage shall be determined by dividing (i) the value of the Saltzman Shares delivered to Saltzman by CC pursuant to Section 1 of this Agreement, which value shall be determined using the Reference CFI Common Stock Price by (ii) the Consideration. Saltzman shall satisfy any such obligations in shares of CFI Class A Common Stock valued for such purposes at the Reference CFI Common Stock Price. Saltzman shall satisfy such obligation within three Business Days of demand and any agreement or arrangement by CC in connection with the Contribution Agreement shall be binding on Saltzman without any right of objection or modification; provided, that if Saltzman fails to satisfy such obligation within such time period, the applicable number of Saltzman Shares delivered to Saltzman by CC pursuant to Section 1 of this Agreement shall be automatically cancelled without further action by Saltzman, which value shall be determined using the Reference CFI Common Stock Price, and CC shall not be obligated for such Losses pursuant to Section 10 of the Contribution Agreement. Saltzman shall have no right of participation (or objection) with respect to any indemnification matter under the Contribution Agreement and CC shall have the sole right to control any matter with respect thereto.

6. MISCELLANEOUS PROVISIONS.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely within such state.

(b) Entire Agreement. This Agreement, together with ~~Exhibit A hereto and~~ the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the terms and conditions of the Saltzman Shares, and it cancels and replaces any and all prior understandings, agreements and term sheets between the parties with respect thereto. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

(c) Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to CFI:	Colony Financial, Inc.
2450 Broadway, 6th Floor
Santa Monica, CA 90404
Attention: General Counsel

If to CC:	Colony Capital, LLC
2450 Broadway, 6th Floor
Santa Monica, CA 90404
Attention: Director – Legal

If to Saltzman:	to the last address of the Executive in the records of CFI
and CC specifically identified for notices under this
Agreement

or to such other address as is provided by a party to the others from time to time.

(d) Survival. Except as otherwise expressly set forth in this Agreement, the representations, warranties and covenants of Saltzman contained in this Agreement will survive any termination of Saltzman’s employment with CFI and its Affiliates through and until the expiration of the Restricted Period.

(e) Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by all of the parties hereto. No waiver by any party hereto at any time of any breach by any other party hereto of compliance with any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the transactions contemplated herein shall terminate automatically without any further action by any party upon the termination of the Contribution Agreement.

(f) Severability. If any term of provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) to the extent permitted by applicable Law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(g) Arbitration. Except as otherwise set forth in the Restrictive Covenant Agreement, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:

(i) The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict or choice of law rules;

(ii) The California Arbitration Act shall govern the arbitration, the agreement to arbitrate, and any proceedings to enforce, confirm, modify or vacate the award;

(iii) The arbitrators shall apply California law;

(iv) Any petition or motion to modify or vacate the award shall be filed in a Superior Court in California (the “Court”);

(v) The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;

(vi) Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and

(vii) The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators.

(h) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(i) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(j) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

(k) Taxes. Notwithstanding any other provision of this Agreement, CFI, CC Holdings and CC shall not be obligated to guarantee any particular Tax result for Saltzman with respect to any payment provided to Saltzman hereunder, and Saltzman shall be responsible for any Taxes imposed on him with respect to any such payment.

(l) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (including the provisions of Treasury Regulation Section 1.409A-3(i)(5)(iv)), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of Agreement is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Neither CFI, CC Holdings or CC make any representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and make no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 6(l), Section 409A of the Code shall include all regulations and guidance promulgated thereunder.

(m) Definition of CFI and CFI Common Stock.

(i) “CFI” means, for purposes of this Agreement, (i) from the date of this Agreement through the day prior to the closing of the Merger Transaction (the “Pre-Merger Period”), Colony Capital, Inc., and (ii) from and after the date of the closing of the Merger Transaction (the “Post-Merger Period”), the Surviving Company and its successors and assigns.

(ii) “CFI Common Stock” during the Pre-Merger Period, the Class A Common Stock of CFI, and (ii) during the Post-Merger Period, New Polaris Class A Common Stock (as defined in the Merger Agreement).

[remainder of page intentionally left blank]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLONY FINANCIAL, INC.

By:
Name:
Title:

COLONY CAPITAL, LLC

By:
Name:
Title:

CFI RE MASTERCO, LLC

By:
Name:
Title:

RICHARD B. SALTZMAN

Richard B. Saltzman

[Signature Page to Share Transfer ~~and Liquidated Damages~~ Agreement]

~~EXECUTION VERSION~~

~~Exhibit A~~

~~Non-Competition Covenant~~

~~WHEREAS, Saltzman (i) is a substantial beneficial holder of equity interests in CC and its Affiliates, (ii) has been actively involved in the management of the business of CC and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of CC and (iii) in the course of his participation in the business of CC, has also developed on behalf of CC significant goodwill that is now a significant part of the value of CC;~~

~~WHEREAS, CFI, on behalf of itself and its Subsidiaries (which, for the avoidance of doubt, on and after the Effective Date include NewCo and its Subsidiaries) (collectively, the “Company”) desires to protect its investment in the assets, businesses and goodwill of CC to be acquired as part of the Contribution and, accordingly, as a material condition to its willingness to enter into the Contribution Agreement and consummate the Contribution, has required that Saltzman agree to limit certain activities by Saltzman (as contemplated hereby) that would compete with or otherwise harm such assets, businesses or goodwill;~~

~~WHEREAS, as part of the consideration and inducement to CFI to enter into the Contribution Agreement and acquire such assets, businesses and goodwill, Saltzman is willing to agree to enter into this Non-Competition Covenant and abide by such restrictions; and~~

~~WHEREAS, the parties intend this Non-Competition Covenant to be in compliance with California Business and Professions Code Section 16601 (“BPC Section 16601”) to the extent that it is applicable, and further intend for it to be fully enforceable under any applicable Law.~~

~~NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Non-Competition Covenant hereby agree as follows:~~

~~1. Non-Competition. Saltzman shall not, during the Restricted Period, directly or indirectly, in any manner within the Restricted Territory: (i) engage in the Business (other than through CFI and its Affiliates); (ii) render any services as an employee, officer, director or consultant to any Person (other than CFI and its Subsidiaries) engaged in the Business; or (iii) make an investment in a Person engaged in the Business as a partner, shareholder, principal, member or other owner of equity interests (or securities convertible into or exercisable for, equity interests); provided, however, nothing contained in this Agreement shall restrict Saltzman from (x) engaging in any activity that he determines in good faith is in furtherance of the interests of CFI and its Subsidiaries in the performance of his duties for, and for the benefit of, CFI and its Subsidiaries and/or (y) engaging in any Permitted Activity in accordance with Section 2.~~

~~2. Permitted Activities. Notwithstanding anything set forth herein to the contrary, nothing contained herein shall prohibit Saltzman from:~~

~~(a) engaging in the Personal Activities (as defined in the Employment Agreement);~~

~~(b) owning, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if Saltzman (A) is not a controlling person of, or a member of a group which controls, such Person; and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person;~~

~~(c) managing any capital accounts, or exercising any of the rights and obligations of the general partner, of the upper-tier general partners with respect to the Subject Funds, or any CC Retained Assets or CC Retained Liabilities of CC Parties following the Effective Date;~~

~~(d) taking any actions with respect to (x) investments made (or legally committed to be made) on or prior to the date hereof (including investments in Colony AH Member LLC and its subsidiaries, SONIFI Solutions, Inc. and Miramax Films) or (y) follow-on investments to the investments described in clause (x) that are not real estate-related or the sourcing of investments for the investments described in clause (x) that are not real estate-related or (z) investments made to refinance or restructure the investments described in clauses (x) and (y) that are not real estate-related;~~

~~(e) making passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (provided that such funds or accounts do not have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments);~~

~~(f) making any passive investment (or group of related passive investments) of less than $20 million in private equity funds, mutual funds, hedge funds and other managed accounts that have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments;~~

~~(g) making investments in private companies that are (x) not engaged in the real estate or hospitality industries, (y) do not predominantly make investments in real estate-related debt and equity instruments and (z) do not make investments similar to those made by CFI and the OP equal to the lesser of (x) 5% of the outstanding equity securities of such private company and (y) $30 million per company or group of affiliated companies operating as part of one business; or~~

~~(h) providing services to an entity engaged in the Business if Saltzman’s services are limited to a unit, division, or subsidiary of such entity which does not engage in the Business and Saltzman does not provide services directly or indirectly to, or with respect to, the Business.~~

~~13~~

~~3. Defined Terms. For purposes of this Exhibit A, the following terms have the respective meanings set forth below:~~

~~(a) “Business” means (x) the business of acquiring, originating and managing real estate-related debt and equity investments; provided, that, for purposes of clarification, the Business shall not include debt or equity investments in operating companies primarily engaged in businesses outside of the real estate or hospitality industries even though such businesses may own or lease real property and (y) any alternative asset management business (other than CC) in which more than 25% of the total capital committed is third party capital from passive investors (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business) that advises, manages or invests the assets of funds or related investment vehicles or separate accounts.~~

~~(b) “Employment Agreement” means the Employment Agreement by and between Saltzman and CFI, dated as of December 23, 2014.~~

~~(c) “Person” means any individual, company, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.~~

~~(d) “Restricted Period” means the period commencing on the Effective Date and ending on the first anniversary of the termination of Saltzman’s employment with the Company; provided that the Restricted Period shall immediately cease if such termination of employment is either by the Company without Cause (including due to Non-Renewal by the Company) or by Saltzman for Good Reason (in each case, such capitalized term used herein as defined in the Employment Agreement).~~

~~(e) “Restricted Territory” means (i) any of Austria, Belgium, China, Czech Republic, Denmark, England, Finland, France, Germany, Hungary, Ireland, Italy, Japan, Monaco, Netherlands, Norway, Poland, Portugal, Scotland, South Korea, Spain, Sweden, Switzerland, the United States, (ii) any state in the United States and/or other country listed in clause (i), and (iii) any other jurisdiction in which the Company or its subsidiaries engages in Business in any material respect.~~

~~4. Reasonableness and Enforceability of Covenants.~~

~~(a) The recitals to this Non-Competition Covenant are incorporated herein by this reference. The parties hereto acknowledge and agree with such recitals, and further agree that the value of the consideration paid by CFI in connection with the Contribution is substantial and that preservation of the confidential and proprietary information, goodwill, stable workforce, and client and customer relations of the Company is a material part of the consideration being provided in connection with the Contribution.~~

~~(b) The parties expressly agree that the character, duration and geographical scope of this Non-Competition Covenant are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Saltzman’s material economic interest in the Contribution, Saltzman’s importance within the business to be contributed in the Contribution, and Saltzman’s position of confidence and trust as a stockholder of CFI.~~

~~14~~

~~(c) Saltzman acknowledges that, (i) in connection with the Contribution, the Company will be vested with the goodwill of, and will directly or indirectly carry on, the business of CC; (ii) the restrictive covenants and the other agreements referenced herein (collectively, the “Restrictive Covenants”) are an essential part of this Non-Competition Covenant and the Agreement, and the contemplated Contribution; (iii) the contemplated Contribution is designed and intended to qualify as a sale (or other disposition) by Saltzman within the meaning of BPC Section 16601 and (iv) the covenants contained in this Non-Competition Covenant and the Agreement are intended to be and would be enforceable under BPC Section 16601. Saltzman and the Company agree not to challenge the enforceability of the covenants (and the limitations and qualifications included as part thereof) contained in this Non-Competition Covenant and the Agreement.~~

~~(d) Saltzman agrees to be bound by the Restrictive Covenants and the other agreements referenced in the Agreement to the maximum extent permitted by Law, it being the intent and spirit of the parties that the Restrictive Covenants and the other agreements referenced herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of, and limitations and qualifications included in, this Non-Competition Covenant and the Agreement.~~

~~5. Acknowledgements. Saltzman acknowledges that (i) his work for the Company will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the agreements and covenants of Saltzman contained in this Non-Competition Agreement are essential to the business and goodwill of the Company; and (iii) CFI would not have entered into the Contribution Agreement or the Employment Agreement but for the covenants and agreements set forth herein.~~

~~[End of Exhibit A]~~

~~15~~

ANNEX III

AMENDED RESTRICTIVE COVENANT AGREEMENT

[See Attached]

EXECUTION VERSION

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated as of December 23, 2014, and effective as of the Effective Date (as defined below), is made by and between Colony Financial, Inc., a Maryland corporation (“CFI”), and Richard B. Saltzman (“Saltzman”). CFI, together with its Subsidiaries (which, following the Effective Date, shall include NewCo and its Subsidiaries) is hereinafter referred to as “the Company,” and where the context permits, references to “the Company” shall include the Company and any successor to the Company. Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning set forth in the Contribution Agreement (as defined below).

WHEREAS, certain businesses of the Company are currently externally managed and advised by a subsidiary of Colony Capital, LLC (“CC”) pursuant to the terms of a management agreement;

WHEREAS, CFI, CC, Colony Capital Holdings, LLC, a Delaware limited liability company (“CC Holdings”), Colony Capital OP Subsidiary, LLC, a Delaware limited liability company (“NewCo”), CCH Management Partners I, LLC (“CCH”), FHB Holding LLC, a Delaware limited liability company, Richard B. Saltzman and CFI RE Masterco LLC, a Delaware limited liability company (the “OP”) have entered into that certain Contribution and Implementation Agreement, dated as of December 23, 2014 (the “Contribution Agreement”), pursuant to which, among other things, CC Holdings, CC and CCH will contribute to the OP and the OP will acquire from CC Holdings, CC and CCH the membership interests in NewCo held by CC Holdings, CC and CCH (which constitute all of the membership interests of NewCo) (along with the other transactions contemplated thereby, the “Contribution”) and the management of the Company will be internalized;

WHEREAS, Saltzman, CC, CFI and the OP have entered into that certain Share Transfer and Liquidated Damages Agreement, dated as of December 23, 2014 (the “Share Transfer Agreement”), which sets forth certain restrictions on the transfer of the Saltzman Shares (as defined in the Share Transfer Agreement) to be issued to Saltzman in connection with the Contribution;

WHEREAS, effective as of the closing of the Contribution (the date on which such closing occurs, the “Effective Date”), Saltzman will become employed by the Company and will continue to serve as the Chief Executive Officer of CFI in accordance with terms of the Employment Agreement by and between CFI and Saltzman, dated as of the date hereof (the “Employment Agreement”);

WHEREAS, Saltzman (i) is a substantial beneficial holder of equity interests in CC and its Affiliates, (ii) has been actively involved in the management of the business of CC and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of CC and (iii) in the course of his participation in the business of CC, has also developed on behalf of CC significant goodwill that is now a significant part of the value of CC;

WHEREAS, the Company desires to protect its investment in the assets, businesses and goodwill of CC to be acquired as part of the Contribution and, accordingly, as a material condition to its willingness to enter into the Contribution Agreement and consummate the Contribution, has required that Saltzman agree to limit certain activities by Saltzman (as contemplated hereby) that would compete with or otherwise harm such assets, businesses or goodwill;

WHEREAS, as part of the consideration and inducement to CFI to enter into the Contribution Agreement and acquire such assets, businesses and goodwill, Saltzman is willing to agree to enter into this Agreement and abide by such restrictions; ~~and~~

WHEREAS, the parties intend this Agreement to be in compliance with California Business and Professions Code Section 16601 (“BPC Section 16601”) to the extent that it is applicable, and further intend for it to be fully enforceable under any applicable Law~~.~~; and

WHEREAS, NorthStar Realty Finance Corp., a Maryland corporation, CFI, NorthStar Asset Management Group, Inc., a Delaware corporation, and the other parties named therein, have entered into that certain Agreement and Plans of Merger, dated as of June 2, 2016, (the “Merger Agreement”) pursuant to which, among other things, CFI will be merged into New Polaris (as defined in the Merger Agreement) (the “Merger Transaction”), with New Polaris as the surviving corporation (the “Surviving Company”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) “Business” means (x) the business of acquiring, originating and managing real estate-related debt and equity investments; provided, that, for purposes of clarification, the Business shall not include debt or equity investments in operating companies primarily engaged in businesses outside of the real estate or hospitality industries even though such businesses may own or lease real property and (y) any alternative asset management business (other than CC) in which more than 25% of the total capital committed is third party capital from passive investors (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business) that advises, manages or invests the assets of funds or related investment vehicles or separate accounts.

(b) “Company Materials” means all Materials that Saltzman makes or conceives, or has made or conceived, solely or jointly, during the period of Saltzman’s retention by or employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which (i) are related to the current or demonstrably (by expenditure of material resources or material time spent by senior management) anticipated business or activities of the Company (which includes any fund managed by the Company during or prior to the period of Saltzman’s retention by or employment with the Company); and (ii) are otherwise developed by Saltzman through the use of the Company’s confidential information, equipment, software, or other facilities or resources at a time during which Saltzman has been a consultant, or employee (temporary or otherwise) of the Company.

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Notwithstanding the foregoing, Company Materials shall not include any Materials conceived or made, solely or jointly, by Saltzman exclusively in connection with the performance of Permitted Activities.

(c) “Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by Saltzman (in his capacity as a member or employee of CC); provided, however, Confidential Information will not include any information that is generally available to the public or within the industry prior to the date Saltzman proposes to disclose or use such information. For the avoidance of doubt, “Confidential Information” does not include (x) information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises, (y) the identity of investors and their investment practices, methods and relationships, financing sources or capital market intermediaries and (z) information that is used, developed or obtained by Saltzman exclusively in connection with the performance of Permitted Activities.

(d) “Inventions” means any inventions, improvements, developments, ideas or discoveries whether patentable or unpatentable, that meets any one of the following criteria: (i) relates at the time of conception or reduction to practice to: (A) the business, projects or products of the Company, or to the utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Company; (ii) results from any work performed directly or indirectly by Saltzman for the Company; or (iii) results, at least in part, from Saltzman’s use of the Company’s time, equipment, supplies, facilities or trade secret information; provided, however, that Inventions shall not include (x) any Invention which qualifies fully under the provisions of California Labor Code Section 2870 (a copy of which is attached as Exhibit 1), including any idea or invention which is developed entirely on Saltzman’s own time without using the Company’s equipment, supplies, facilities or trade secret information, and which is not related to the business (either actual or demonstrably anticipated), and which does not result from work performed for the Company and (y) inventions, improvements, developments, ideas or discoveries conceived or reduced to practice by Saltzman exclusively in connection with the performance of Permitted Activities.

(~~d~~e) “Materials” means all articles, reports, documents, memoranda, notes, other works of authorship, data, databases, discoveries, designs, developments, ideas, creative works, improvements, inventions, know-how, processes, computer programs, software, source code, techniques and useful ideas of any description whatsoever (or portions thereof).

(~~e~~f) “Permitted Activities” means each of the activities described in Section 2 hereof.

(~~e~~g) “Person” means any individual, company, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(~~f~~h) “Restricted Period” means the period commencing on the Effective Date and ending on the first anniversary of the termination of Saltzman’s employment with the Company; provided that the Restricted Period shall immediately cease if such termination of employment is either by the Company without Cause (including due to Non-Renewal by the Company) or by Saltzman for Good Reason (in each case, such capitalized term used herein as defined in the Employment Agreement).

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(~~g~~i) “Restricted Territory” means (i) any of Austria, Belgium, China, Czech Republic, Denmark, England, Finland, France, Germany, Hungary, Ireland, Italy, Japan, Monaco, Netherlands, Norway, Poland, Portugal, Scotland, South Korea, Spain, Sweden, Switzerland, the United States, (ii) any state in the United States and/or other country listed in clause (i), and (iii) any other jurisdiction in which the Company or its subsidiaries engages in Business in any material respect.

2. Permitted Activities. Notwithstanding anything set forth herein to the contrary, nothing contained herein shall prohibit Saltzman from:

(a) engaging in the Personal Activities (as defined in the Employment Agreement);

(b) owning, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if Saltzman (A) is not a controlling person of, or a member of a group which controls, such Person; and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person;

(c) managing any capital accounts, or exercising any of the rights and obligations of the general partner, of the upper-tier general partners with respect to the Subject Funds, or any CC Retained Assets or CC Retained Liabilities of CC Parties following the Effective Date;

(d) taking any actions with respect to (x) investments made (or legally committed to be made) on or prior to the date hereof (including investments in Colony AH Member LLC and its subsidiaries, SONIFI Solutions, Inc. and Miramax Films) ~~or~~, (y) follow-on investments to the investments described in clause (x) that are not real estate-related or the sourcing of investments for the investments described in clause (x) that are not real estate-related or (z) investments made to refinance or restructure the investments described in clauses (x) and (y) that are not real estate-related;

(e) making passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (provided that such funds or accounts do not have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments);

(f) making any passive investment (or group of related passive investments) of less than $20 million in private equity funds, mutual funds, hedge funds and other managed accounts that have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments; or

(g) making investments in private companies that are (x) not engaged in the real estate or hospitality industries, (y) do not predominantly make investments in real estate-related debt and equity instruments and (z) do not make investments similar to those made by CFI and the OP equal to the lesser of (x) 5% of the outstanding equity securities of such private company and (y) $30 million per company or group of affiliated companies operating as part of one business.

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3. Non-Competition. Saltzman shall not, during the Restricted Period, directly or indirectly, in any manner within the Restricted Territory: (i) engage in the Business (other than through the Company and its Affiliates); (ii) render any services as an employee, officer, director or consultant to any Person (other than the Company) engaged in the Business; or (iii) make an investment in a Person engaged in the Business as a partner, shareholder, principal, member or other owner of equity interests (or securities convertible into or exercisable for, equity interests); provided, however, nothing contained in this Agreement shall restrict Saltzman from (x) engaging in any activity that he determines in good faith is in furtherance of the interests of the Company in the performance of his duties for the Company and/or (y) engaging in any Permitted Activity. In addition, nothing herein shall prohibit Saltzman from providing services to an entity engaged in the Business if Saltzman’s services are solely limited to a unit, division, or subsidiary of such entity which does not engage in the Business and Saltzman does not provide services directly or indirectly to, or with respect to, the Business.

4. Non-Solicitation. Except as necessary, appropriate or desirable to perform his duties to the Company during his employment, Saltzman shall not during the Restricted Period, without CFI’s prior written consent, (i) directly or indirectly, on his own behalf or for any other Person, knowingly (A) solicit or induce any (x) officer~~,~~ or director~~,~~ or (y) employee or independent contractor who is a natural person that provides consulting or advisory services with respect to sourcing or consummating financings or investments, in either case, of the Company to terminate his or her relationship with the Company, or (B) hire any such individual whom Saltzman knows left the employment of the Company during the previous 12 months or (ii) directly or indirectly, on his own behalf or for any other Person, solicit or induce any investors to terminate (or diminish in any material respect) his, her or its relationship with the Company. For the avoidance of doubt, identification or doing business with or co-investing with any limited partners, investors, financing sources or capital markets intermediaries with regard to activity that is not prohibited by Section 3 above shall not be deemed to be a breach of this Section 4 or otherwise. Saltzman shall not be in violation of this Section 4 by reason of providing a personal reference for any officer, director or employee of the Company or soliciting individuals for employment through a general advertisement not targeted specifically to officers, directors or employees of the Company. In addition, except as otherwise provided in this Section 4, during the Restricted Period, in the event that Saltzman engages the services of any Business Employee in connection with any business of CC following the Effective Date or in connection with the Permitted Activities engaged in by Saltzman, Saltzman shall pay a reasonable fee (based on such Business Employee’s then current compensation and cost of providing benefits, relative to the amount of such Business Employee’s business time spent performing such services to Saltzman) to the Company for the services of such Business Employee.

5. Confidential Information. At all times on and following the Effective Date, Saltzman shall not disclose or use for his benefit or the benefit of others, except in connection with the business and affairs of the Company or any of its affiliates, any Confidential Information except to the extent that (i) such disclosure or use is related to, necessary, appropriate or

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desirable in connection with Saltzman’s performance of his duties to the Company or (ii) is related to any good faith dispute between Saltzman and the Company or any of its affiliates or otherwise in connection with any action by Saltzman to enforce his rights or defend his actions under this Agreement, the Contribution Agreement, the Share Transfer Agreement, the Employment Agreement or any other agreement with the Company or any of its affiliates. Nothing contained herein shall preclude Saltzman from disclosing Confidential Information to his immediate family and personal legal and financial advisor(s), provided that Saltzman informs such family member(s) and/or advisor(s) that the information is confidential in nature and receives reasonable assurances that the family member(s) and/or advisor(s) shall not disclose such information except as required by Law or by any Authority with apparent jurisdiction over such Person. Nothing in this Agreement shall be construed to prevent Saltzman from complying with applicable Law, or disclosing information pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not in Saltzman’s reasonable judgment exceed the extent of disclosure required by such Law. Saltzman shall, to the extent legally permitted, promptly provide written notice of any such order to an authorized officer of the Company after receiving such order and reasonably cooperate with any efforts of the Company to seek a protective order or other measure to protect the confidentiality of such information.

6. Mutual Non-Disparagement.

(a) At all times on and following the Effective Date, Saltzman shall refrain from making any disparaging statements about the Company or any of its present or (to the extent such Persons serve in such capacity during Saltzman’s employment with the Company) future officers, directors, and, in their capacity as such, employees, to any third Persons, including, without limitation, to any press or other media, except (i) to the extent required by Law or legal process, by any Authority with apparent jurisdiction or applicable securities considerations, (ii) related to any good faith litigation or similar proceeding between Saltzman and the Company or any of such officers or directors or otherwise in connection with any good faith litigation or similar proceeding or other efforts by Saltzman to enforce his rights or defend his actions under this Agreement, the Contribution Agreement, the Share Transfer Agreement, the Employment Agreement or any other agreement with the Company or any of such officers or directors or (iii) for the making of any critical remarks about any such Person in connection with any analyses made or opinions expressed in the ordinary course of his duties to the Company during his employment therewith.

(b) At all times on and following the Effective Date, the senior executive officers of the Company shall not make, or cause to be made by the Company, any disparaging or negative statements about Saltzman to any third Persons, including, without limitation, to any press or other media, except (i) to the extent required by Law or legal process, by any Authority with apparent jurisdiction or applicable securities considerations, (ii) related to any good faith litigation or similar proceeding between Saltzman and the Company or otherwise in connection with any good faith litigation or similar proceeding by Saltzman to enforce his rights or defend his actions under this Agreement, the Contribution Agreement, the Share Transfer Agreement, the Employment Agreement or any other agreement with the Company or (iii) for the making of any critical remarks about Saltzman in connection with any analyses made or opinions expressed in the ordinary course of their respective duties to the Company during their employment therewith.

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7. Intellectual Property.

(a) Saltzman agrees that all Company Materials shall be deemed “work made for hire” by the Company as the “author” and owner to the extent permitted by United States copyright Law. To the extent (if any) that some or all of the Company Materials do not constitute “work made for hire,” Saltzman hereby irrevocably assigns to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all right, title and interest in and to such Company Materials (including without limitation any and all copyright rights, patent rights and trademark rights and goodwill associated therewith). The provisions of this paragraph will apply to all Company Materials which are or have been conceived or developed by Saltzman, solely or jointly, whether or not further development or reduction to practice may take place after the termination of Saltzman’s employment or retention by the Company.

(b) Saltzman further agrees that he will execute and deliver to CFI any and all further documents or instruments and do any and all further acts which the Company reasonably requests in order to perfect, confirm, defend, police and enforce the Company’s intellectual property rights, and hereby grants to the officers of the Company an irrevocable power of attorney, coupled with interest, to such end. Saltzman shall be promptly reimbursed by the Company for all costs and expenditures incurred in connection with any cooperation referenced in this Section 7(b).

8. Injunctive Relief; Other Remedies. The parties agree that the remedy at Law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Saltzman of the provisions of Sections 3, 4, 5, 6, or 7 of this Agreement, the Company shall be entitled to an injunction restraining Saltzman from the conduct which would constitute a breach of this Agreement. Subject to the limitations provided for in the proviso to this sentence, nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, specific performance and/or the recovery of damages from Saltzman; provided that the recovery of damages in respect of a breach of any of the obligations set forth in Section 3 hereof shall be limited as provided for in the Share Transfer Agreement.

9. Reasonableness and Enforceability of Covenants.

(a) The recitals to this Agreement are incorporated herein by this reference. The parties hereto acknowledge and agree with such recitals, and further agree that the value of the consideration paid by CFI in connection with the Contribution is substantial and that preservation of the confidential and proprietary information, goodwill, stable workforce, and client and customer relations of the Company is a material part of the consideration being provided in connection with the Contribution.

(b) The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Saltzman’s material economic interest in the Contribution, Saltzman’s importance within the business to be contributed in the Contribution, and Saltzman’s position of confidence and trust as a stockholder of CFI.

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(c) Saltzman acknowledges that, (i) in connection with the Contribution, the Company will be vested with the goodwill of, and will directly or indirectly carry on, the business of CC; (ii) the restrictive covenants and the other agreements contained herein (collectively, the “Restrictive Covenants”) are an essential part of this Agreement and the contemplated Contribution; (iii) the contemplated Contribution is designed and intended to qualify as a sale (or other disposition) by Saltzman within the meaning of BPC Section 16601 and (iv) the covenants contained in this Agreement are intended to be and would be enforceable under BPC Section 16601. Saltzman and the Company agree not to challenge the enforceability of the covenants (and the limitations and qualifications included as part thereof) contained in this Agreement.

(d) Saltzman agrees to be bound by the Restrictive Covenants and the other agreements contained in this Agreement to the maximum extent permitted by Law, it being the intent and spirit of the parties that the Restrictive Covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of, and limitations and qualifications included in, this Agreement.

10. Acknowledgements. Saltzman acknowledges that (i) his work for the Company will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the agreements and covenants of Saltzman contained in this Agreement are essential to the business and goodwill of the Company; and (iii) CFI would not have entered into the Contribution Agreement or the Employment Agreement but for the covenants and agreements set forth herein.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely within such state.

12. Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Company:	Colony Financial, Inc.
2450 Broadway, 6th Floor
Santa Monica, CA 90404
Attention: General Counsel

If to Saltzman:	to the last address of Saltzman
in the Company’s records specifically identified for
notices under this Agreement

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With a copy to:	Andrew J. Bernstein, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Fascimile: (212) 983-3115

or to such other address as is provided by a party to the other from time to time.

13. Survival. The representations, warranties and covenants of Saltzman and the Company contained in this Agreement will survive any termination of Saltzman’s employment with the Company through the end of the Restricted Period.

14. Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Saltzman and CFI. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the transactions contemplated herein shall terminate automatically without any further action by any party upon the termination of the Contribution Agreement.

15. Severability. Saltzman acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographic and temporal scope and in all other respects. If any term or provision of this Agreement is determined to be invalid or unenforceable in a final court or arbitration proceeding, (A) the remaining terms and provisions hereof shall be unimpaired and (B) to the extent permitted by applicable Law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

16. Arbitration. Except as otherwise set forth in Section 8, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:

(a)	The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict or choice of law rules;

(b)	The California Arbitration Act shall govern the arbitration, the agreement to arbitrate, and any proceedings to enforce, confirm, modify or vacate the award;

(c)	The arbitrators shall apply California law;

(d)	Any petition or motion to modify or vacate the award shall be filed in a Superior Court in California (the “Court”);

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(e)	The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;

(f)	Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and

(g)	The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators; provided, that, the arbitrator shall have the same authority to award reasonable attorneys’ fees to the prevailing party in any arbitration as part of the arbitrator’s award as would be the case had the dispute or controversy been argued before a court with competent jurisdiction.

17. Definition of CFI. “CFI” means, for purposes of this Agreement, (i) from the Effective Date through the day prior to the closing of the Merger Transaction, Colony Capital, Inc., and (ii) from and after the date of the closing of the Merger Transaction, the Surviving Company and its successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLONY FINANCIAL, INC.

By:
Name:
Title:

SALTZMAN
Richard B. Saltzman

[Signature Page to Saltzman Restrictive Covenant Agreement]

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Exhibit 1

California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.